Exhibit 99.1

Delek Logistics Reports First Quarter 2023 Net Income Attributable to All Partners of $37.4 million
EBITDA of $93.2 million

•Net income attributable to all partners of $37.4 million
•Record EBITDA of $93.2 million
•Distributable cash flow of $61.8 million
•More than doubled volume in Midland Gathering compared with prior year
•Adjusted distributable cash flow coverage ratio of 1.38x
•Delivered 41 consecutive quarters of distribution growth with recent increase to $1.025/unit

BRENTWOOD, Tenn., May 8, 2023 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2023, with reported net income attributable to all partners of $37.4 million, or $0.86 per diluted common limited partner unit. This compares to net income attributable to all partners of $39.5 million, or $0.91 per diluted common limited partner unit, in the first quarter 2022. Net cash provided in operating activities was $29.2 million in the first quarter 2023 compared to net cash provided by operating activities of $47.9 million in the first quarter 2022. Distributable cash flow was $61.8 million in the first quarter 2023, compared to $51.7 million in the first quarter 2022.
For the first quarter 2023, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $93.2 million compared to $66.0 million in the first quarter 2022.
“Delek Logistics Partners started 2023 with another record quarter,” said Avigal Soreq, President of Delek Logistics' general partner. “Delek Logistics continues to deliver solid operating performance, generating strong cash flow, and progressing growth initiatives. Year over year, we have more than doubled the volume in the Midland Gathering and advanced on new connections in the Delaware and Midland gathering systems. We see great opportunities in these basins and are well positioned to participate."
“In April, the Board approved the 41st consecutive increase in the quarterly distribution to $1.025 per unit. This reflects our strong commitment to unitholders and the strength and stability of the underlying asset base of Delek Logistics," Mr. Soreq concluded.
Distribution and Liquidity
On April 28, 2023, Delek Logistics declared a quarterly cash distribution of $1.025 per common limited partner unit for the first quarter 2023, which equates to $4.10 per common limited partner unit on an annualized basis. This distribution will be paid on May 15, 2023 to unitholders of record on May 8, 2023. This represents a 0.5% increase from the fourth quarter 2022 distribution of $1.020 per common limited partner unit, or $4.080 per common limited partner unit on an annualized basis, and a 4.6% increase over Delek Logistics’ first quarter 2022 distribution of $0.980 per common limited partner unit, or $3.92 per common limited partner unit annualized. For the first quarter 2023, the total cash distribution declared to all partners was approximately $44.7 million, resulting in a distributable cash flow coverage ratio of 1.38x.
As of March 31, 2023, Delek Logistics had total debt of approximately $1.71 billion and cash of $11.0 million. Additional borrowing capacity, subject to certain covenants, under the $900.0 million revolving credit facility was $129.4 million. The total leverage ratio as of March 31, 2023 of approximately 4.78x was within the requirements of the maximum allowable leverage ratio under the credit facility.
Consolidated Operating Results
First quarter 2023 EBITDA of $93.2 million benefited from increased contribution from the Delek Permian Gathering system, Delaware Gathering (formerly 3 Bear) acquisition, and continued strong throughput on joint venture pipelines as compared to EBITDA of $66.0 million in the first quarter 2022. Net income attributable to all partners for the first quarter 2023 of $37.4 million reflected a decrease of $2.1 million compared to the first quarter 2022.
Gathering and Processing Segment
EBITDA in the first quarter 2023 was $55.4 million compared with $32.1 million in the first quarter 2022. The increase was primarily driven from strong contributions from the Midland Gathering System, as well as the Delaware Gathering Assets.
Wholesale Marketing and Terminalling Segment
EBITDA in the first quarter 2023 was $22.0 million, approximately in line with first quarter 2022 EBITDA of $20.7 million.

1 |

Storage and Transportation Segment
EBITDA in the first quarter 2023 was $13.4 million compared with $11.1 million in the first quarter 2022. The increase was primarily due to higher utilization and fees.
Investments in Pipeline Joint Ventures Segment
During the first quarter 2023, income from equity method investments was $6.3 million compared to $7.0 million in the first quarter 2022, primarily driven by decreased volumes at the Red River joint venture primarily driven by the Tyler refinery turnaround.
Corporate
EBITDA in the first quarter 2023 was a loss of $4.0 million compared to a loss of $4.9 million in the first quarter 2022.
First Quarter 2023 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2023 results on Monday, May 8, 2023 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region. Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties related to the integration of the 3 Bear business following the recent acquisition; risks and uncertainties related to the Covid-19 pandemic; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; scheduled turnaround activity; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the 3 Bear acquisition; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an

2 |

appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
•Distributable cash flow, as adjusted for transaction costs, or Distributable cash flow, as adjusted - distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA and distributable cash flow measures are non GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and distributable cash flow measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance for current and comparative periods. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. For a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, please refer to "Results of Operations" below. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

3 |

Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$10,964	$7,970
Accounts receivable	60,536	53,314
Inventory	2,656	1,483
Other current assets	2,772	2,463
Total current assets	76,928	65,230
Property, plant and equipment:
Property, plant and equipment	1,273,942	1,240,684
Less: accumulated depreciation	(332,814)	(316,680)
Property, plant and equipment, net	941,128	924,004
Equity method investments	243,273	257,022
Customer relationship intangible, net	194,914	199,440
Marketing contract intangible, net	107,563	109,366
Rights-of-way, net	56,397	55,990
Goodwill	27,051	27,051
Operating lease right-of-use assets	24,882	24,788
Other non-current assets	19,481	16,408
Total assets	$1,691,617	$1,679,299

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$23,097	$57,403
Accounts payable to related parties	4,477	6,055
Current portion of long-term debt	15,000	15,000
Interest payable	16,552	5,308
Excise and other taxes payable	4,349	8,230
Current portion of operating lease liabilities	8,132	8,020
Accrued expenses and other current liabilities	6,367	6,202
Total current liabilities	77,974	106,218
Non-current liabilities:
Long-term debt, net of current portion	1,693,200	1,646,567
Operating lease liabilities, net of current portion	12,175	12,114
Asset retirement obligations	9,509	9,333
Other non-current liabilities	16,181	15,767
Total non-current liabilities	1,731,065	1,683,781
Total liabilities	1,809,039	1,789,999
Equity (Deficit):
Common unitholders - public; 9,263,842 units issued and outstanding at March 31, 2023 (9,257,305 at December 31, 2022)	170,522	172,119
Common unitholders - Delek Holdings; 34,311,278 units issued and outstanding at March 31, 2023 (34,311,278 at December 31, 2022)	(287,944)	(282,819)
Total deficit	(117,422)	(110,700)
Total liabilities and deficit	$1,691,617	$1,679,299

4 |

Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2023	2022
Net revenues:
Affiliate	$124,999	$123,754
Third-party	118,526	82,827
Net revenues	243,525	206,581
Cost of sales:
Cost of materials and other - affiliate	91,071	105,885
Cost of materials and other - third party	35,025	20,309
Operating expenses (excluding depreciation and amortization presented below)	24,215	17,543
Depreciation and amortization	19,764	9,861
Total cost of sales	170,075	153,598
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	525	564
General and administrative expenses	7,510	5,095
Depreciation and amortization	1,341	474
Loss on disposal of assets	142	12
Total operating costs and expenses	179,593	159,743
Operating income	63,932	46,838
Interest expense, net	32,581	14,250
Income from equity method investments	(6,316)	(7,026)
Other income, net	(2)	(1)
Total non-operating expenses, net	26,263	7,223
Income before income tax expense	37,669	39,615
Income tax expense	302	101
Net income attributable to partners	$37,367	$39,514
Comprehensive income attributable to partners	$37,367	$39,514

Net income per limited partner unit:
Basic	$0.86	$0.91
Diluted	$0.86	$0.91
Weighted average limited partner units outstanding:
Basic	43,569,963	43,471,536
Diluted	43,585,297	43,481,572
Cash distribution per common limited partner unit	$1.025	$0.980

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended March 31,
(Unaudited)	2023	2022
Cash flows from operating activities
Net cash provided by operating activities	$29,190	$47,920
Cash flows from investing activities
Net cash used in investing activities	(26,979)	(12,476)
Cash flows from financing activities
Net cash provided by (used in) financing activities	783	(37,010)
Net increase (decrease) in cash and cash equivalents	2,994	(1,566)
Cash and cash equivalents at the beginning of the period	7,970	4,292
Cash and cash equivalents at the end of the period	$10,964	$2,726

5 |

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended March 31,
	2023	2022
Reconciliation of Net Income to EBITDA:
Net income	$37,367	$39,514
Add:
Income tax expense	302	101
Depreciation and amortization	21,105	10,335
Amortization of marketing contract intangible asset	1,803	1,803
Interest expense, net	32,581	14,250
EBITDA	$93,158	$66,003

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$29,190	$47,920
Changes in assets and liabilities	37,670	6,012
Non-cash lease expense	(2,200)	(1,798)
Distributions from equity method investments in investing activities	1,440	550
Regulatory capital expenditures not distributable	(4,246)	(807)
Reimbursement from (refund to) Delek for capital expenditures	337	(15)
Accretion of asset retirement obligations	(176)	(124)
Deferred income taxes	(111)	—
Loss on disposal of assets	(142)	(12)
Distributable Cash Flow	$61,762	$51,726

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended March 31,
	2023	2022
Distributions to partners of Delek Logistics, LP	$44,664	$42,604

Distributable cash flow	$61,762	$51,726
Distributable cash flow coverage ratio (1)	1.38x	1.21x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

6 |

.

Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended March 31, 2023
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate (1)	$52,761	$33,751	$38,487	$—	$—	$124,999
Third party	39,671	78,558	297	—	—	118,526
Total revenue	$92,432	$112,309	$38,784	$—	$—	$243,525

Segment EBITDA	$55,445	$21,954	$13,422	$6,316	$(3,979)	$93,158
Depreciation and amortization	16,447	1,689	2,102	—	867	21,105
Amortization of customer contract intangible	—	1,803	—	—	—	1,803
Interest expense, net	—	—	—	—	32,581	32,581
Income tax expense						302
Net income						$37,367

Capital spending	$32,789	$3,116	$196	$—	$—	$36,101

	Three Months Ended March 31, 2022
	Gathering and Processing		Wholesale Marketing and Terminalling		Storage and Transportation		Investments in Pipeline Joint Ventures		Corporate and Other	Consolidated
Net revenues:
Affiliate (1)	$40,334		$52,731		$30,689		$—		$—	$123,754
Third party	1,710		78,045		3,072		—		—	82,827
Total revenue	$42,044		$130,776		$33,761		$—		$—	$206,581

Segment EBITDA	$32,081	—	$20,734	—	$11,108	—	$7,026	—	$(4,946)	$66,003
Depreciation and amortization	5,841		1,378		2,096		—		1,020	10,335
Amortization of customer contract intangible	—		1,803		—		—		—	1,803
Interest expense, net	—		—		—		—		14,250	14,250
Income tax expense										101
Net income										$39,514

Capital spending	$8,855		$231		$—		$—		$—	$9,086
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the Marketing Contract Intangible Acquisition.

7 |

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Gathering and Processing	2023	2022
Regulatory capital spending	$—	$1,961
Sustaining capital spending	—	25
Growth capital spending	32,789	6,869
Segment capital spending	$32,789	$8,855
Wholesale Marketing and Terminalling
Regulatory capital spending	61	82
Sustaining capital spending	2,931	4
Growth capital spending	124	145
Segment capital spending	$3,116	$231
Storage and Transportation
Regulatory capital spending	$24	$—
Sustaining capital spending	172	—
Growth capital spending	$—	$—
Segment capital spending	$196	$—
Consolidated
Regulatory capital spending	$85	$2,043
Sustaining capital spending	3,103	29
Growth capital spending	32,913	7,014
Total capital spending	$36,101	$9,086

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended March 31,
	2023	2022
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	63,528	72,872
Refined products pipelines to Enterprise Systems	55,003	59,522
El Dorado Gathering System	13,872	16,156
East Texas Crude Logistics System	10,508	16,056
Midland Gathering System (1):	222,112	100,325
Plains Connection System	240,597	162,007
Delaware Gathering Assets(2):
Natural Gas Gathering and Processing (Mcfd(3))	74,716	n/a
Crude Oil Gathering (average bpd)	103,725	n/a
Water Disposal and Recycling (average bpd)	88,182	n/a

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (4)	34,816	70,578
Big Spring marketing throughputs (average bpd)	78,380	75,549
West Texas marketing throughputs (average bpd)	8,696	9,913
West Texas gross margin per barrel	$2.58	$3.04
Terminalling throughputs (average bpd) (5)	93,305	137,622
(1) Formerly known as the Permian Gathering Assets. Excludes volumes that are being temporarily transported via trucks while connectors are under construction.
(2) Delaware Gathering assets were acquired on Jun 1, 2022.
(3) Mcfd - average thousand cubic feet per day.
(4) Excludes jet fuel and petroleum coke.
(5) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

8 |

Investor/Media Relations Contacts:
Rosy Zuklic, Vice President of Investor Relations and Market Intelligence, 615-767-4344
Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

9 |